EXHIBIT 10.19

VALLEY FINANCIAL CORPORATION

Restricted Stock Award Agreement

THIS AGREEMENT dated as of the __ day of _______, 2011, between VALLEY FINANCIAL CORPORATION, a Virginia corporation (the “Corporation”), and Ellis L. Gutshall (“Participant”), is made pursuant and subject to the provisions of the VALLEY FINANCIAL CORPORATION 2005 KEY EMPLOYEE EQUITY AWARD PLAN (the “Plan”).  All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Award of Stock.  Pursuant to the Plan, the Corporation, on _________ (the “Award Date”), granted Participant ______ shares of Stock (“Restricted Stock”), subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2.           Restrictions.  Except as provided in this Agreement, the Restricted Stock is nontransferable and is subject to a substantial risk of forfeiture.

3.           Vesting.  Participant’s interest in the shares of Restricted Stock shall be transferable and nonforfeitable (“Vested”) on the second anniversary of the Award Date; provided, however, that the Restricted Stock, even if nonforfeitable, shall be subject to the restrictions on transfer described in Section 4 below.

4.           Restrictions on Transfer.                                           Restricted Stock are subject to the following restrictions on transfer.

(a) TARP Transferability Restriction.  The Restricted Stock may not become transferable (as defined in Treasury Regulation section 1.83-3(d)), except in accordance with the schedule set forth in item (i) below.

(i)           Vesting Schedule

% of Vested Shares	Transferability Date
25%	Date of repayment of 25% of aggregate Financial Assistance
50%	Date of repayment of 50% of aggregate Financial Assistance
75%	Date of repayment of 75% of aggregate Financial Assistance
100%	Date of repayment of 100% of aggregate Financial Assistance

(ii)           Notwithstanding subsection (a) above, at any time beginning on the date the Restricted Stock becomes Vested and ending on December 31 of such year, a portion of the Restricted Stock that is Vested may be made transferable to the extent required to pay the minimum statutory withholding for state and federal taxes on the Vested shares.

(iii)           In addition, any shares that become Vested in according with Section 5, shall become transferable under this section as of such date or event, but shall remain subject to the restrictions in subsection (b) below.

(iv)           Financial Assistance, for purposes of this Agreement, is defined under TARP Standards for Compensation and Corporate Governance, 31 CFR Part 30.1 Q-1.

(b)           Restrictions on Sale or Transfer.  In addition to the transferability restrictions set forth in subsection (a) above, Participant agrees that he will not sell or transfer any shares of Common Stock to a third party unless the Corporation does not agree to purchase such shares and the Company approves the sale to a third party.

(c)           Legend.  The certificate for the Restricted Stock shall contain a legend substantially in the following form:

The sale or other transfer of the shares of Stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Valley Financial Corporation 2005 Key Employee Equity Award Plan, in the rules and administration procedures adopted pursuant to such Plan and in an Agreement dated ________, 2011.  A copy of the Plan, such rules and procedures and such Restricted Stock Agreement may be obtained from the Secretary of Valley Financial Corporation.

5.           Death, Disability or Change in Control.  Notwithstanding Section 3 above, in the event of Participant’s death, Disability (as defined below) or upon a Change in Control (as defined in the Plan), Participant shall become fully Vested in the Restricted Stock.  For purposes of this Agreement, Disability means a condition resulting from bodily injury or disease that renders Participant unable to perform any and every duty pertaining to Participant’s employment with the Corporation.  The Board of Directors of the Corporation, in its sole discretion, will determine whether Participant is Disabled based on medical evidence and Participant’s eligibility under the long-term disability policy maintained by the Corporation, if any.  The date of the Board of Director’s determination will be considered Participant’s date of Disability for purposes of this Agreement.

6.           Forfeiture.  All shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s employment with the Corporation or a Subsidiary terminates prior to the date such shares have become Vested pursuant to Sections 3 or 5.

7.           Shareholder Rights.  Participant will have all the rights of a shareholder of the Corporation with respect to the Restricted Stock, including the right to receive dividends on and to vote the Restricted Stock; provided, however, that (i) Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of Restricted Stock, (ii) the Corporation shall retain custody of the certificates evidencing shares of Restricted Stock as provided in Section 8, and (iii) Participant will deliver a stock power in accordance with Section 9.

8           Custody of Certificates.  Custody of stock certificates evidencing the Restricted Stock shall be retained by the Corporation so long as the Restricted Stock is not Vested.  The Corporation reserves the right to place a legend on each certificate restricting the transferability of shares evidenced by the certificate.  The Corporation shall deliver to Participant the stock certificates evidencing the Common Stock as soon as practicable after the Restricted Stock becomes Vested.

9.           Stock Power.  Participant shall deliver to the Corporation a stock power, endorsed in blank, with respect to the Restricted Stock. The Corporation shall use the stock power to cancel any shares of Restricted Stock that do not become Vested.  The Corporation shall return the stock power to Participant with respect to any shares of Restricted Stock that become Vested.

10.           Fractional Shares.  Fractional shares shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

11.           Taxes.  The Corporation shall have the right to retain and withhold from any award of the Restricted Stock, the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such award.  The Corporation may retain and withhold a number of shares of vested Restricted Stock, having a Fair Market Value as of the date the shares become Vested not less than the amount of such taxes, and cancel in whole or in part any such shares so withheld, in order to satisfy the Corporation’s withholding obligations.

12.           No Right to Continued Employment.  This Agreement does not confer upon Participant any right with respect to continued employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate Participant’s employment at any time.

13.           Change in Capital Structure.  In accordance with the terms of the Plan, the terms of this award shall be adjusted as the Committee determines is equitably required in the event the Corporation effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or other similar changes in capitalization.

14.           Governing Law.  This Agreement shall be governed by the laws of the Commonwealth of Virginia.

15.           Conflicts.  In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

16.           Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

17.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

VALLEY FINANCIAL CORPORATION

By:	/s/
George W. Logan, Chairman
Board of Directors

PARTICIPANT

Ellis L. Gutshall

Date